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                                                                       EXHIBIT G


           GENERAL PARTNER OF FIDELITY INVESTORS LIMITED PARTNERSHIP
                 AND FIDELITY INVESTORS II LIMITED PARTNERSHIP
                  AND DIRECTORS AND EXECUTIVE OFFICERS THEREOF

       Fidelity Investors Limited Partnership ("FILP") and Fidelity Investors II Limited Partnership ("FILP II") are private equity funds. FILP and FILP II are limited partnerships of which Fidelity Investors Management, LLC ("FIM") is the general partner. The following table sets forth the name and present principal occupation or employment of the directors and executive officers of FIM. Each person is a citizen of the United States with a principal business address of 82 Devonshire Street, Boston, MA 02109. To the knowledge of IMS Health Incorporated, none of the individuals set forth below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years. None of the individuals set forth below has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the last five years as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

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Name                               Present Principal Occupation or Employment
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
FIDELITY INVESTORS MANAGEMENT, LLC
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James C. Curvey                    Director of FIM. President and Chief Operating
                                   Officer of FMR Corp. and Director of FMR Corp.

Donald S. Heaton                   Vice President and Treasurer of FIM. Senior Vice
                                   President, Finance of Fidelity Ventures.

Timothy T. Hilton                  Director of FIM. President of Fidelity Ventures.

Edward C. Johnson 3d               Chairman of the Board of FIM. Chairman of the Board
                                   and Chief Executive Officer of FMR Corp. and
                                   Director of FMR Corp.

John J. Remondi                    President of FIM. Managing Director of Fidelity
                                   Ventures. Vice President of FCA.

David C. Weinstein                 Vice President of FIM. Executive Vice President and
                                   Chief of Administration and Government Affairs of
                                   FMR Corp.

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